As filed with the Securities and Exchange Commission on April 13, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CSP INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2441294
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

43 Manning Road, Billerica, Massachusetts	01821-3901
(Address of Principal Executive Offices)	(Zip Code)

CSP Inc. 2003 Stock Incentive Plan

(Full Title of The Plan)

Alexander R. Lupinetti

CSP INC.

43 Manning Road

Billerica, Massachusetts 01821-3901

(Name and Address of Agent For Service)

(978) 663-7598

(Telephone Number, Including Area Code, of Agent For Service)

WITH A COPY TO:

Dean F. Hanley

FOLEY HOAG LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	200,000	(1)	$7.63	*	$1,526,000	$179.61

*	Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Common Stock as reported on the Nasdaq National Market on April 11, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

CSP Inc. (the “Company”) hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

(1)	the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2004 and its amendment to that Annual Report filed on Form 10-K/A;

(2)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004;

(3)	the Company’s Current Reports on Form 8-K filed on December 28, 2004, January 14, 2005, January 24, 2005 and February 23, 2005;

(4)	the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission under Section 12 of the Exchange Act, including any amendment or description filed for the purpose of updating such description; and

(5)	all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified and superseded for purposes of this Registration Statement to the extent that a statement contained herein or in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws (the “MBCA”) requires a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included such a provision in its articles of organization.

Section 8.51(a) of the MBCA provides that a corporation may indemnify a director against expenses

(including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred in connection with any proceeding involving such director because he is a director, unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its Articles of Organization and By-Laws.

Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of the MBCA provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) its articles of organization, (ii) its bylaws, (iii) a vote of its board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under such section is optional. As noted below, the Company has provided for officer indemnification in its Bylaws.

The Company’s By-Laws, as amended, provide that the Company shall, to the extent legally permissible, indemnify each of its directors or officers, including any person serving at the Company’s request as a director, officer or trustee of another organization in which the Company has any interest as a shareholder, creditor or otherwise (and including such person’s respective heirs, executors and administrators( against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of being or having been such a director or officer, except with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in faith for the reasonable belief that such action was in the Company’s best interests. No indemnification for said payment or for any other expenses, however, as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, will be provided unless such compromise is approved as in the Company’s best interests, after notice that it involved such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Organization of the Company and amendments thereto*

4.2	By-Laws of the Company, as amended**

5.1	Opinion of Foley Hoag LLP

10.1	CSP Inc. 2003 Stock Incentive Plan***

23.1	Consent of Grant Thornton LLP

23.2	Consent of KPMG LLP

23.3	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

*	Incorporated by reference to the Company’s Form 10-K for its fiscal year ended August 31, 1990
**	Incorporated by reference to the Company’s Form 10-K for its fiscal year ended August 31, 1996
***	Incorporated by reference to the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders

Item 9. Undertakings.

1.	The undersigned hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1 (a)(1)(i) and 1(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, The Commonwealth of Massachusetts, on this 12th day of April, 2005.

CSP Inc.

By:	/s/ Alexander R. Lupinetti
Alexander R. Lupinetti
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alexander R. Lupinetti, Gary W. Levine and Dean F. Hanley, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alexander R. Lupinetti	President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2005
Alexander R. Lupinetti

/s/ Gary W. Levine	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 12, 2005
Gary W. Levine

/s/ Christopher Hall	Director	April 12, 2005
Christopher Hall

/s/ C. Shelton James	Director	April 12, 2005
C. Shelton James

/s/ J. David Lyons	Director	April 12, 2005
J. David Lyons

/s/ Robert Williams	Director	April 12, 2005
Robert Williams

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Organization of the Company and amendments thereto*

4.2	By-Laws of the Company, as amended**

5.1	Opinion of Foley Hoag LLP

10.1	CSP Inc. 2003 Stock Incentive Plan***

23.1	Consent of Grant Thornton LLP

23.2	Consent of KPMG LLP

23.3	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

*	Incorporated by reference to the Company’s Form 10-K for its fiscal year ended August 31, 1990
**	Incorporated by reference to the Company’s Form 10-K for its fiscal year ended August 31, 1996
***	Incorporated by reference to the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders